Exhibit 4.9(xviii)

WORKING CAPITAL LOAN CONTRACT

No.: 97492026280003

Working Capital Loan Contract

Borrower: WIPO (Shanghai) New Energy Technology Co. Ltd
Principal business address: Building E, Hongqiao World Center, Lane 1588, Zhuguang Road, Qingpu District, Shanghai
Contact person: Xie Rui Tel.: *****************
Fax: / E-mail: /

Lender: Shanghai Pudong Development Bank Co., Ltd., Chongming Sub-branch
Principal business address: No. 1, Lane 1588, Cuizhu Road, Chongming District, Shanghai
Contact person: Cai Yi Tel.: 13795222795

Whereas:

The Borrower applies to the Lender for a working capital loan due to capital turnover needs. Upon review, the Lender agrees to disburse the loan in accordance with the terms and conditions of this Contract. To clarify the rights and obligations of both parties, pursuant to the relevant laws, regulations and rules of the People’s Republic of China, the parties hereby enter into this Contract through mutual consultation, for joint compliance.

Meanwhile, the Borrower and the Lender confirm the following primary terms:

1. (Please tick “✓” in the box below as applicable; for any option not selected, mark “x”)

● This Contract is signed as an ancillary financing document to the “Financing Facility Agreement” (the “Financing Facility Agreement”) numbered /. After this Contract becomes effective, all its terms shall be incorporated into the Financing Facility Agreement and shall form an integral part thereof (if the Borrower has previously signed a Financing Facility Agreement, this option shall be selected and the agreement number shall be specified):

● ☑ This Contract is an independent credit document signed between the Borrower and the Lender (if the Borrower and the Lender have not signed a Financing Facility Agreement, this option shall be selected).

2. (If the loan purpose is “new loan to repay old loan” or a rollover/renewal loan business, this item must be ticked “✓”)
All guarantors have been informed that the loan purpose under this Contract is to repay the loan under the original contract named: 1 (date of signing: / year / month / day, contract No.: /).

PART I COMMERCIAL TERMS

1. Loan type: □ Short-term working capital loan □ Medium-term working capital loan

2. Loan amount under this Contract:RMB (currency) Two Million only (amount in words).

3. Specific purpose of the loan under this Contract:Payment of upstream supplier goods payments.

4. Loan term under this Contract (please tick “✓” in the box below as applicable; for any option not selected, mark “x”):

● From 1 year 1 month 1 day to / year / month / day;

● ☑ From the date of the first drawdown, one (1) year (or / months).

The actual drawdown date and repayment date shall be subject to the dates recorded in the IOU (loan voucher) handled by both the Lender and the Borrower. The final repayment date shall not exceed the loan term agreed in this Contract. The IOU (loan voucher) is an integral part of this Contract.

5. Loan interest rate under this Contract (please tick “✓” in the box below as applicable; for any option not selected, mark “x”):

☑ (1) RMB loan interest rate:

For each loan disbursement under this Contract, the interest rate shall be calculated based on the one-year (tenor) Loan Prime Rate (LPR) published by the National Interbank Funding Center (NIFC) at end of day on the day preceding the actual disbursement date, plus ☒ / minus / BPS. If the calculated rate is less than 0%, it shall be 0%. (The Loan Prime Rate is an annual rate and may be queried via the NIFC and the People’s Bank of China websites.)

If, after disbursement of each loan under this Contract, the Loan Prime Rate is adjusted during the loan term, then the loan interest rate shall be (please tick “✓” in the box below as applicable; for any option not selected, mark “x”):

☑ Not adjusted; i.e., a fixed interest rate.

☒ Adjusted starting from the interest rate adjustment date, taking as the base the Loan Prime Rate (LPR) of the tenor agreed above in this clause published by the NIFC at end of day on the day preceding the interest rate adjustment date; the floating points and calculation method agreed above remain unchanged. The specific interest rate adjustment date is as follows (please tick “✓” in the box below as applicable; for any option not selected, mark “x”):

● Adjust annually; the adjustment date is the corresponding date in the corresponding month of the next calendar year to the actual loan disbursement date; if there is no corresponding date in that corresponding month, the last day of that corresponding month shall be the adjustment date;

● Adjust annually; the adjustment date is January 1 of each year;

● Adjust on each interest settlement date; the adjustment date is the day after the interest settlement date;

● Adjust quarterly; the adjustment date is / day of the quarter-end month;

● Adjust monthly; the adjustment date is / day of each month;

● Other arrangements (specific interest rate adjustment date): /

(2) Foreign currency loan interest rate:

● For each foreign currency loan disbursement under this Contract, the interest rate shall be calculated based on the benchmark rate of / periods of / (year/month/week) (the “Benchmark Rate Tenor”) / (CME TERM SOFR / EURIBOR / SONIA / TONA / SARON, etc.) published by the Lender on the actual disbursement date, plus / minus / BPS (the “Spread”, and Spread ≥ 0). If the benchmark rate is less than 0%, the benchmark rate shall be 0%.

After disbursement of each foreign currency loan, the interest rate adjustment method during the loan term shall be (please tick “✓” in the box below as applicable; for any option not selected, mark “x”):

● From the disbursement date of each loan, adjust the loan interest rate based on the Benchmark Rate Tenor agreed in this Contract and the latest benchmark rate for the corresponding tenor on the corresponding date, plus / minus the Spread agreed in this Contract. If the benchmark rate is less than 0%, the benchmark rate shall be 0%;

● Fixed interest rate, i.e., no adjustment.

● The foreign currency loan interest rate under this Contract shall be subject to the “Supplementary Contract for Foreign Currency Interest Rate” separately signed by both parties.

x 3) The interest rate of each loan under this Contract is / %, which is a fixed interest rate and shall not be adjusted during the loan term.

6. Interest settlement method under this Contract (please tick “✓” in the box below as applicable; for any option not selected, mark “x”):

● Interest settled monthly; the settlement date is the 20th day of each month;

● ☑ Interest settled quarterly; the settlement date is the 20th day of each quarter-end month;

● Other method: /

And for each repayment under this Contract, interest shall be settled together with principal.

7. Penalty interest rate under this Contract:

(1) Overdue penalty interest rate: 30% is added to the applicable loan execution interest rate on the day on which penalty interest is charged.

(2) Misuse (misappropriation) penalty interest rate: 50% is added to the applicable loan execution interest rate on the day on which penalty interest is charged.

For loans in foreign currency, if the supplementary/variation contract for foreign currency interest rate signed by both parties provides otherwise, such agreement shall apply.

8. Drawdown period under this Contract: from January 16, 2026 to February 15, 2026. The first drawdown shall be made before February 15, 2026.

9. Drawdown plan under this Contract (please tick “✓” in the box below as applicable; for any option not selected, mark “x”):

☑ See the table below:

☑ The drawdown plan is set out in the table below:

No.	Drawdown Date	Drawdown Amount (in words)
1	January 19, 2026	RMB Two Million Yuan Only
2	(Date: Year / Month / Day)	(Amount in words)
3	(Date: Year / Month / Day)	(Amount in words)
4	(Date: Year / Month / Day)	(Amount in words)
5	(Date: Year / Month / Day)	(Amount in words)
6	(Date: Year / Month / Day)	(Amount in words)

Other drawdown plan arrangements: /

10. Repayment plan under this Contract (please tick “✓” in the box below as applicable; for any option not selected, mark “x”):

See the table below:、

☑ The repayment plan is set out in the table below:

No.	Repayment Date	Repayment Amount (in words)
1	January 18, 2027	RMB Two Million Yuan Only
2	(Date: Year / Month / Day)	(Amount in words)
3	(Date: Year / Month / Day)	(Amount in words)
4	(Date: Year / Month / Day)	(Amount in words)
5	(Date: Year / Month / Day)	(Amount in words)
6	(Date: Year / Month / Day)	(Amount in words)

11.The liquidated damages for early loan repayment shall be equivalent to ____% of the total amount of the actually early repaid loan principal, or ____ (Currency) ________________ Only (in words).

12.The principal amount for early repayment shall not be less than ____ (Currency) ________________ Ten Thousand Yuan Only (in words).

13. Account opening (for RMB loans, select one of the modes below; for foreign currency loans, the dedicated account mode shall be selected; for any option not selected, mark “x”):\

☑ Non-dedicated account mode:

(1) The general settlement account opened by the Borrower with the Lender:

Account opening bank: SPDB Shanghai Tangzhen Sub-branch

Account name: WIPO (Shanghai) New Energy Technology Co. Ltd

Account No.: 96210078801300002232

(2) The funds collection account opened by the Borrower with the Lender:

Account opening bank: SPDB Shanghai Tangzhen Sub-branch

Account name: WIPO (Shanghai) New Energy Technology Co. Ltd

Account No.: 96210078801300002232

Dedicated account mode:

(1) Working capital loan disbursement dedicated account:

Account opening bank: /

Account name: /

Account No.: /

This account shall not be used together with the dedicated account for fixed asset loans.

(2) General settlement account:

Account opening bank: /

Account name: /

Account No.: /

(3) Funds collection account:

Account opening bank: /

Account name:

Account No.:

14.Lender’s Entrusted Payment: Where the payee is clearly identified and the single payment amount exceeds RMB Five Million Yuan Only, the loan funds shall be paid by way of the lender’s entrusted payment.

15. Guarantors and security contracts for the obligations under this Contract include, without limitation:

☑ Guarantor: Liu Yuejin Guarantee Contract No.: 12B9749202500000032

Mortgagor: / Mortgage Contract No.: /

Pledgor: / Pledge Contract No.: /

Other security: /

16. Default handling.

Liquidated damages: equivalent to 30% (in words) of the loan principal amount, or /.

17. Appendices to this Contract include:

(1) “Drawdown Application”);

(2) /;

(3) /;

(4) /;

(5) /

18. Other matters agreed by both parties.

19. This Contract is made in four (4) originals, of which the Borrower holds one (1) original, the Lender holds two (2) originals, and the Guarantee Fund holds one (1) original; each original has the same legal effect.

PART II GENERAL TERMS

Article 1 Loan

WIPO (Shanghai) New Energy Technology Co. Ltd. irrevocably agrees and confirms that the Lender shall be entitled, due to changes in laws, regulations and policies, or subject to government macro monetary policies or financial regulatory policies, or based on market conditions, funding position and financial cost conditions, its own business needs, the performance capability or financial condition of WIPO (Shanghai) New Energy Technology Co. Ltd., etc., or in the event of any other material change of circumstances, to consider adjusting or increasing the conditions for loan disbursement, or to defer, reduce or cancel the disbursement, and to notify WIPO (Shanghai) New Energy Technology Co. Ltd.

The Loan under this Contract shall be used in accordance with the loan purpose agreed herein, and shall not be used for dividend distribution to shareholders of WIPO (Shanghai) New Energy Technology Co. Ltd., or for investments in financial assets, fixed assets, equity, etc.; shall not be used in fields and for purposes prohibited by the State from producing or operating; shall not be used to replace liabilities incurred by WIPO (Shanghai) New Energy Technology Co. Ltd. as a result of investments in financial assets, fixed assets, equity, etc.; shall not be used to pay fines; shall not be re-deposited as margin; shall not be used for “loan-to-deposit” arrangements; shall not be used to repay overdue off-balance-sheet advances; and shall not be used to pay employee bonuses or other items.

Article 2 Loan Interest Rate and Interest Accrual Method

Unless otherwise agreed in this Contract, interest on the Loan hereunder shall accrue from the date the Lender disburses the Loan, calculated based on the actual amount drawn and the number of days the Loan is outstanding. The number of days outstanding includes the first day and excludes the last day. Daily interest rate = monthly interest rate / 30, monthly interest rate = annual interest rate / 12, i.e. daily interest rate = annual interest rate / 360; however, where the loan currency is GBP, HKD or SGD, daily interest rate = annual interest rate / 365.

The Lender shall be entitled, with respect to any loan principal due but unpaid by WIPO (Shanghai) New Energy Technology Co. Ltd. upon maturity (where “maturity” as used in this Contract includes circumstances where the Lender declares the Loan to be accelerated and become immediately due and payable), to charge overdue penalty interest from the date of delinquency, at the overdue interest rate agreed herein, calculated based on the actual number of overdue days, until WIPO (Shanghai) New Energy Technology Co. Ltd. has settled the principal and interest in full.

Where WIPO (Shanghai) New Energy Technology Co. Ltd. fails to use the loan proceeds for the agreed purpose, the Lender shall be entitled, with respect to the amount of the Loan used in breach, to charge misappropriation penalty interest from the date of breach, at the misappropriation penalty interest rate agreed herein, calculated based on the actual number of days of breach, until WIPO (Shanghai) New Energy Technology Co. Ltd. has settled the principal and interest in full.

For any interest that WIPO (Shanghai) New Energy Technology Co. Ltd. fails to pay on time (including normal interest, overdue penalty interest and misappropriation penalty interest), the Lender shall be entitled to charge compound interest from the date of delinquency, at the overdue penalty interest rate agreed herein, calculated based on the actual number of overdue days.

Unless otherwise agreed by the Parties, the interest rate calculation method for the Loan hereunder shall be the “simple interest method”. The interest rate calculation method may be checked on the website of the People’s Bank of China.

Interest Rate Market Disruption

After disbursement of the Loan hereunder, if there is no applicable LPR (for RMB loans) or foreign currency benchmark rate on the quotation date of the relevant interest period, WIPO (Shanghai) New Energy Technology Co. Ltd. shall negotiate with the Lender to determine a substitute rate; if no agreement can be reached within five (5) Banking Business Days after the start of such negotiations, WIPO (Shanghai) New Energy Technology Co. Ltd. shall repay all principal and interest of the Loan within thirty (30) Banking Business Days from the date on which no agreement can be reached. Where the Parties have executed a foreign currency interest rate supplement contract or a foreign currency interest rate amendment contract simultaneously with the execution of this Contract, the interest rate shall be determined in accordance with such supplement contract or amendment contract.

Article 3 Drawdown

Prior to the first drawdown, WIPO (Shanghai) New Energy Technology Co. Ltd. shall satisfy the following conditions:

(1) Submit the drawdown application (in the form set out in Appendix 1 or Appendix 2 hereto) and the completed Loan Voucher, as well as other relevant documents, in the time and manner agreed herein;

(2) This Contract and the corresponding security contract(s) (if any) have been executed and remain valid and effective, and the security interests have been validly created;

(3) Submit WIPO (Shanghai) New Energy Technology Co. Ltd.’s currently valid business licence and articles of association, and the financial statements as of a date close to the drawdown date (including but not limited to the annual financial report audited by a certified public accountant for the previous year and the current financial statements);

(4) Submit the borrowing resolution made by the board of directors/shareholders’ meeting of WIPO (Shanghai) New Energy Technology Co. Ltd. or other institution with equivalent effect, the power of attorney issued by the legal representative in favour of the authorised representative, and the original specimen signatures of the legal representative and the authorised representative;

(5) WIPO (Shanghai) New Energy Technology Co. Ltd. has opened the relevant accounts with the Lender as required by the Lender;

(6) WIPO (Shanghai) New Energy Technology Co. Ltd. has performed its obligations under this Contract and no event of default as specified herein has occurred;

(7) Submit transaction documents satisfying the conditions agreed herein, such as business contracts and other materials;

(8) Other preconditions required by the Lender’s credit approval have been fulfilled (if any);

(9) Other documents or conditions required by the Lender.

In addition to the conditions for the first drawdown, prior to each drawdown, WIPO (Shanghai) New Energy Technology Co. Ltd. shall also satisfy the following conditions:

(1) Submit the drawdown application (in the form set out in Appendix 1 or Appendix 2 hereto) and the completed Loan Voucher, as well as other relevant documents, in the time and manner agreed herein;

(2) The representations and warranties made by WIPO (Shanghai) New Energy Technology Co. Ltd. under this Contract remain valid and effective;

(3) WIPO (Shanghai) New Energy Technology Co. Ltd. has performed its obligations under this Contract and no event of default as specified herein has occurred;

(4) Other preconditions required by the Lender’s credit approval have been fulfilled (if any);

(5) Other documents or conditions required by the Lender.

Drawdown

(1) WIPO (Shanghai) New Energy Technology Co. Ltd. shall make a one-off drawdown or drawdowns by instalments in accordance with the drawdown plan agreed herein, and shall submit the drawdown application (in the form set out in Appendix 1 or Appendix 2 hereto) to the Lender to complete the drawdown procedures at least three (3) Banking Business Days prior to each drawdown date.

(2) If WIPO (Shanghai) New Energy Technology Co. Ltd. needs to postpone or otherwise change the drawdown date, it shall obtain the Lender’s consent at least three (3) Banking Business Days prior to the due drawdown date. The Lender shall be entitled to require WIPO (Shanghai) New Energy Technology Co. Ltd. to compensate the Lender for the interest loss thus incurred (interest loss = interest during the postponed drawdown period − interest on a demand deposit for the same period).

(3) If WIPO (Shanghai) New Energy Technology Co. Ltd. requests to cancel all or part of the undrawn Loan, it shall submit an application to the Lender at least three (3) Banking Business Days prior to the scheduled drawdown date or the end date of the drawdown period, and such cancellation may be made only after obtaining the Lender’s consent.

(4) If WIPO (Shanghai) New Energy Technology Co. Ltd. fails to complete the drawdown procedures within the scheduled drawdown date or drawdown period and does not apply for postponement, the Lender shall be entitled to cancel the undrawn Loan.

(5) WIPO (Shanghai) New Energy Technology Co. Ltd. confirms that the Lender shall credit the loan proceeds drawn by WIPO (Shanghai) New Energy Technology Co. Ltd. pursuant to Article 3 hereof into the working capital loan disbursement dedicated account (if any) or the general settlement account opened by WIPO (Shanghai) New Energy Technology Co. Ltd. with the Lender under this Contract.

The Lender shall be entitled to waive one or more of the above drawdown conditions, without affecting any rights of the Lender under this Contract.

Emergency Funding

(1) If WIPO (Shanghai) New Energy Technology Co. Ltd. has a reasonable emergency funding need, it may apply to the Lender for emergency funding, and shall submit to the Lender the drawdown application and/or payment application (in the form set out in Appendix 1 or Appendix 2 and Appendix 3 hereto) at least three (3) Banking Business Days prior to the emergency funding date. The Lender shall be entitled to approve or reject WIPO (Shanghai) New Energy Technology Co. Ltd.’s emergency funding need. Where the Lender, after assessment, considers the risk controllable and approves, it shall be entitled to appropriately simplify the ex-ante supporting materials and procedures required for entrusted payment.

(2) Within one month after disbursement (or such other period as required by the Lender, if the Lender has other requirements), WIPO (Shanghai) New Energy Technology Co. Ltd. shall provide to the Lender the entrusted payment supporting materials and proof of use of loan proceeds and other materials required by the Lender, and cooperate with the Lender to complete the loan purpose management and ex-post review process; otherwise, it shall be deemed a default, and the Lender shall be entitled to take default remedies in accordance with this Contract.

Article 4 Account Opening and Management

When executing this Contract, WIPO (Shanghai) New Energy Technology Co. Ltd. shall have opened with the Lender a general settlement account and a collection account (see Part I hereof; the general settlement account and the collection account may be the same account), and the working capital loan disbursement dedicated account agreed by the Parties (if any; for foreign currency working capital loans, WIPO (Shanghai) New Energy Technology Co. Ltd. shall open a domestic foreign exchange loan account for disbursement/payment and repayment of principal and interest). WIPO (Shanghai) New Energy Technology Co. Ltd. agrees that the Lender will monitor the foregoing accounts of WIPO (Shanghai) New Energy Technology Co. Ltd.

Where no working capital loan disbursement dedicated account is opened, the general settlement account shall be used to record the disbursement and payment of loan proceeds applied for by WIPO (Shanghai) New Energy Technology Co. Ltd. with the Lender; however, the general settlement account shall not enable cash management products or functions such as cash pooling that may affect loan disbursement and payment.

Where a working capital loan disbursement dedicated account is opened, such account shall be used to record the disbursement and payment of loan proceeds applied for by WIPO (Shanghai) New Energy Technology Co. Ltd. with the Lender, and the funds in such account shall bear demand deposit interest. WIPO (Shanghai) New Energy Technology Co. Ltd. agrees that, in addition to the specimen seal(s) reserved by WIPO (Shanghai) New Energy Technology Co. Ltd., the working capital loan disbursement dedicated account shall also reserve the seal(s) designated by the Lender. Without the Lender’s prior written consent, WIPO (Shanghai) New Energy Technology Co. Ltd. shall not change the reserved seal(s) for the working capital loan disbursement dedicated account at will. The working capital loan disbursement dedicated account shall not enable non-counter payment channels and transfer functions such as corporate online banking (professional version), corporate mobile banking (professional version), global treasury platform and other cash management clients, telephone banking, etc.

● WIPO (Shanghai) New Energy Technology Co. Ltd. confirms that the collection account is the income account and repayment account under this Contract. The income cash flow of WIPO (Shanghai) New Energy Technology Co. Ltd. or the overall cash flow of WIPO (Shanghai) New Energy Technology Co. Ltd. shall be credited into the collection account. WIPO (Shanghai) New Energy Technology Co. Ltd. undertakes to timely provide the Lender with information on inflows and outflows of funds in the collection account.

WIPO (Shanghai) New Energy Technology Co. Ltd. undertakes that, on each principal and interest repayment date and within three (3) days prior thereto under this Contract, the balance in the collection account shall not be less than the amount of principal and interest payable by WIPO (Shanghai) New Energy Technology Co. Ltd. for the relevant period. WIPO (Shanghai) New Energy Technology Co. Ltd. agrees that, on each principal and interest repayment date and within three (3) days prior thereto, the Lender shall be entitled to restrict or refuse any outward payment that would cause the balance in the collection account to fall below the amount of principal and interest payable for the relevant period, so as to ensure that the balance in the collection account is sufficient to pay the principal and interest payable for the relevant period.

The Lender shall be entitled to dynamically monitor the general settlement account and the collection account. Where the fund flows in the general settlement account and/or the collection account are abnormal, the Lender shall be entitled to ascertain the causes from WIPO (Shanghai) New Energy Technology Co. Ltd., require WIPO (Shanghai) New Energy Technology Co. Ltd. to provide relevant materials and take corresponding measures, and WIPO (Shanghai) New Energy Technology Co. Ltd. shall cooperate.

Article 5 Payment Supervision

● WIPO (Shanghai) New Energy Technology Co. Ltd. agrees that the Lender shall be entitled to manage and control the payment of loan proceeds in the working capital loan disbursement dedicated account (if any) or the general settlement account by means of entrusted payment by the Lender and/or independent payment by WIPO (Shanghai) New Energy Technology Co. Ltd., so as to supervise that the loan proceeds are used for the agreed purpose under this Contract.

“Entrusted payment by the Lender” means that the Lender, based on WIPO (Shanghai) New Energy Technology Co. Ltd.’s drawdown application and payment instruction, pays the loan proceeds through WIPO (Shanghai) New Energy Technology Co. Ltd.’s account to WIPO (Shanghai) New Energy Technology Co. Ltd.’s transaction counterparty that complies with the agreed purpose under this Contract.

“Independent payment by WIPO (Shanghai) New Energy Technology Co. Ltd.” means that after the Lender disburses the loan proceeds to WIPO (Shanghai) New Energy Technology Co. Ltd.’s account based on WIPO (Shanghai) New Energy Technology Co. Ltd.’s drawdown application, WIPO (Shanghai) New Energy Technology Co. Ltd. independently pays the loan proceeds to WIPO (Shanghai) New Energy Technology Co. Ltd.’s transaction counterparty that complies with the agreed purpose under this Contract.

● WIPO (Shanghai) New Energy Technology Co. Ltd. agrees that where WIPO (Shanghai) New Energy Technology Co. Ltd. and the Lender have newly established a credit business relationship and WIPO (Shanghai) New Energy Technology Co. Ltd.’s credit status is average, or where the payee is clear and the single payment amount exceeds the amount agreed in this Contract (see Part I hereof), or other circumstances as determined by the Lender, the loan proceeds payment shall adopt the entrusted payment method by the Lender.

Under the entrusted payment method by the Lender, the Lender shall be entitled, according to the loan purpose agreed in the loan contract, to review whether the payee, payment amount and other information listed in the payment application submitted by WIPO (Shanghai) New Energy Technology Co. Ltd. are consistent with the supporting materials such as the corresponding business contract. After approval, the Lender shall pay the loan proceeds through WIPO (Shanghai) New Energy Technology Co. Ltd.’s account to WIPO (Shanghai) New Energy Technology Co. Ltd.’s transaction counterparty.

When WIPO (Shanghai) New Energy Technology Co. Ltd. applies to the Lender for outward payment of loan proceeds, it shall submit supporting materials meeting the Lender’s requirements, including but not limited to:

(1) Supporting documents proving that the payment purpose complies with the purpose agreed in this Contract;

(2) Business contracts and written documents that truly reflect WIPO (Shanghai) New Energy Technology Co. Ltd.’s payment obligation. For fees that must be paid without a contract, the charging policy and standards approved by the competent authority shall be provided;

(3) Corresponding invoices or receipts; if they cannot be obtained at the time of payment, WIPO (Shanghai) New Energy Technology Co. Ltd. shall promptly supplement the corresponding invoices or receipts after completion of payment;

(4) Lawful and valid payment vouchers;

(5) Other documents required to be submitted by the Lender.

The Lender shall be entitled to waive one or more of the above supporting materials, without affecting any rights of the Lender under this Contract.

● Where WIPO (Shanghai) New Energy Technology Co. Ltd. has not opened a working capital loan disbursement dedicated account, WIPO (Shanghai) New Energy Technology Co. Ltd. shall submit the drawdown application (in the form set out in Appendix 1 hereto) to the Lender three (3) Banking Business Days prior to the intended drawdown date, and concurrently indicate whether to adopt the entrusted payment method by the Lender or the independent payment method by WIPO (Shanghai) New Energy Technology Co. Ltd.

Where entrusted payment is adopted, after the Lender’s approval, the Lender shall make the entrusted payment through WIPO (Shanghai) New Energy Technology Co. Ltd.’s general settlement account to the designated account of WIPO (Shanghai) New Energy Technology Co. Ltd.’s transaction counterparty that complies with the agreed purpose.

Where independent payment is adopted, the Lender shall disburse the corresponding loan proceeds drawn into WIPO (Shanghai) New Energy Technology Co. Ltd.’s general settlement account, and WIPO (Shanghai) New Energy Technology Co. Ltd. shall independently pay through normal settlement methods to the designated account of WIPO (Shanghai) New Energy Technology Co. Ltd.’s transaction counterparty that complies with the agreed purpose. WIPO (Shanghai) New Energy Technology Co. Ltd. confirms that the Lender shall be entitled to review whether WIPO (Shanghai) New Energy Technology Co. Ltd.’s relevant materials comply with the payment conditions agreed herein, and shall have the right to decide the payment method for the relevant Loan.

Where a working capital loan disbursement dedicated account is opened, and the entrusted payment method by the Lender is adopted, WIPO (Shanghai) New Energy Technology Co. Ltd. shall submit, three (3) Banking Business Days prior to the payment date, the payment application (in the form set out in Appendix 3 hereto) affixed with the reserved seal(s) of WIPO (Shanghai) New Energy Technology Co. Ltd. for the working capital loan disbursement dedicated account and other relevant materials. The Lender shall be entitled to review whether the relevant materials comply with the payment conditions agreed herein. Upon approval, the Lender shall automatically make the entrusted payment via system to the designated account of WIPO (Shanghai) New Energy Technology Co. Ltd.’s transaction counterparty that complies with the agreed purpose (where manual transfer is adopted, the Lender shall affix the Lender’s reserved seal for the working capital loan disbursement dedicated account on the payment voucher and then make the entrusted payment to the designated account of WIPO (Shanghai) New Energy Technology Co. Ltd.’s transaction counterparty that complies with the agreed purpose).

Where a working capital loan disbursement dedicated account is opened, and the independent payment method by WIPO (Shanghai) New Energy Technology Co. Ltd. is adopted, WIPO (Shanghai) New Energy Technology Co. Ltd. shall submit, three (3) Banking Business Days in advance, the payment application (in the form set out in Appendix 3 hereto) and other relevant materials. The Lender shall be entitled to review whether the relevant materials submitted by WIPO (Shanghai) New Energy Technology Co. Ltd. meet the conditions agreed herein. Upon approval, WIPO (Shanghai) New Energy Technology Co. Ltd. shall complete the payment voucher by consolidating the payment details as approved by the Lender (the amount of each consolidated payment voucher shall not exceed the entrusted payment amount agreed herein). After the Lender’s approval, the Lender shall affix the Lender’s reserved seal for the disbursement account on the consolidated payment voucher, transfer the corresponding funds to WIPO (Shanghai) New Energy Technology Co. Ltd.’s general settlement account, and WIPO (Shanghai) New Energy Technology Co. Ltd. shall independently pay the funds from the general settlement account through normal settlement methods to the designated account of WIPO (Shanghai) New Energy Technology Co. Ltd.’s transaction counterparty that complies with the agreed purpose.

Where the independent payment method by WIPO (Shanghai) New Energy Technology Co. Ltd. is adopted, WIPO (Shanghai) New Energy Technology Co. Ltd. shall monthly summarize and report to the Lender the status of independent payments of the loan proceeds. The Lender shall be entitled to verify whether WIPO (Shanghai) New Energy Technology Co. Ltd.’s loan payments comply with the agreed purpose and payment method through account analysis, voucher inspection, on-site investigation and other means.

WIPO (Shanghai) New Energy Technology Co. Ltd. confirms that it shall pay the remittance fees incurred due to the payment of loan proceeds, and the Lender shall be entitled to directly debit and collect such fees in the actual amount at the time such fees arise.

During loan disbursement and payment, if WIPO (Shanghai) New Energy Technology Co. Ltd. experiences any of the following circumstances, the Lender shall be entitled to require WIPO (Shanghai) New Energy Technology Co. Ltd. to supplement drawdown conditions and payment conditions, or change the loan payment method, or stop or suspend the disbursement and payment of loan proceeds:

(1) Credit status deteriorates;

(2) Operating and financial conditions obviously worsen;

(3) Abnormalities occur in the use of loan proceeds, including failure to pay loan proceeds in accordance with the Contract, or violation of the Contract by splitting transactions, etc. to circumvent entrusted payment by the Lender;

(4) Other material acts that violate the Contract.

Article 6 Repayment

WIPO (Shanghai) New Energy Technology Co. Ltd. shall repay the principal and interest of the Loan and related fees in a timely and full manner in accordance with the repayment plan agreed herein. WIPO (Shanghai) New Energy Technology Co. Ltd. hereby irrevocably authorizes the Lender to proactively debit the foregoing amounts from WIPO (Shanghai) New Energy Technology Co. Ltd.’s account(s) opened with the Lender on the loan maturity date, or upon satisfaction of the circumstances agreed herein, for the purpose of settling the Lender’s claims.

Where WIPO (Shanghai) New Energy Technology Co. Ltd. repays the Loan in advance, it shall submit a written application to the Lender and obtain the Lender’s written consent at least ten (10) Banking Business Days prior to the expected repayment date. Without the Lender’s prior written consent, WIPO (Shanghai) New Energy Technology Co. Ltd. shall still repay principal and interest in accordance with the term and interest rate agreed herein.

WIPO (Shanghai) New Energy Technology Co. Ltd. agrees and acknowledges that, generally, foreign exchange loans under this Contract may not be repaid in advance. If WIPO (Shanghai) New Energy Technology Co. Ltd. must repay in advance for any reason, it shall submit a written application to the Lender and obtain the Lender’s written consent at least fifteen (15) Banking Business Days prior to the expected repayment date. Without the Lender’s prior written consent, WIPO (Shanghai) New Energy Technology Co. Ltd. shall still repay principal and interest in accordance with the term and interest rate agreed herein.

Any early repayment approved by the Lender shall be deemed that the relevant borrowing becomes due and payable early. In such case, the Lender shall also be entitled to require WIPO (Shanghai) New Energy Technology Co. Ltd. to pay certain liquidated damages as agreed herein (see Part I hereof).

For early repayment, interest shall be calculated based on the actual days of fund usage by WIPO (Shanghai) New Energy Technology Co. Ltd. and shall be repaid together with the principal. The principal amount for early repayment shall not be less than the minimum agreed in Part I hereof. The repaid principal shall be applied to reduce the outstanding principal in the order of the repayment plan agreed herein.

If WIPO (Shanghai) New Energy Technology Co. Ltd., for justified reasons, is unable to repay on time, it shall apply to the Lender for extension of the loan term at least thirty (30) Banking Business Days prior to the repayment deadline agreed herein, and prepare the necessary materials to complete the relevant extension procedures. Where the Loan hereunder is secured by guarantee, mortgage or pledge, the guarantor, mortgagor or pledgor shall also provide written consent. Whether to approve the extension shall be determined by the Lender. If WIPO (Shanghai) New Energy Technology Co. Ltd. fails to apply for an extension or its extension application is not approved by the Lender, the Loan shall become an overdue loan from the day immediately following the maturity date.

Any loan proceeds already repaid may not be re-borrowed by WIPO (Shanghai) New Energy Technology Co. Ltd.

Article 7 Representations and Warranties

WIPO (Shanghai) New Energy Technology Co. Ltd. makes the following representations and warranties to the Lender, which are made upon execution of this Contract and remain valid throughout the term of this Contract:

WIPO (Shanghai) New Energy Technology Co. Ltd. is a legal person or unincorporated organization duly established under its applicable laws, with a complete financial system and repayment capability. It is legally entitled to enter into and perform this Contract, and can perform its obligations hereunder in its own name and independently bear civil liabilities.

WIPO (Shanghai) New Energy Technology Co. Ltd. is entitled to execute this Contract, and has completed all authorizations and approvals required by the shareholders’ meeting, board of directors or other competent authority for the execution of this Contract and the performance of its obligations hereunder. All provisions of this Contract represent the true intention of WIPO (Shanghai) New Energy Technology Co. Ltd. and are legally binding on it.

The execution and performance of this Contract do not violate the laws that WIPO (Shanghai) New Energy Technology Co. Ltd. shall comply with (the “laws” under this Contract include the laws, regulations, rules, local regulations, judicial interpretations, etc. that WIPO (Shanghai) New Energy Technology Co. Ltd. shall comply with, the same below), any relevant documents, judgments or rulings of competent authorities, nor do they conflict with the articles of association of WIPO (Shanghai) New Energy Technology Co. Ltd. or any contracts/agreements it has executed or any other obligations it has assumed.

WIPO (Shanghai) New Energy Technology Co. Ltd. warrants that all financial statements (if any) issued by it comply with the requirements of its applicable laws, and such statements are true, complete and fairly reflect the financial condition of WIPO (Shanghai) New Energy Technology Co. Ltd.

During the execution and performance of this Contract, WIPO (Shanghai) New Energy Technology Co. Ltd. adheres to the principle of honesty and good faith. All materials, documents and information provided to the Lender, including those relating to itself and the guarantor(s) (including but not limited to business licence, project approval documents, feasibility study report, proof of availability of self-raised funds, financial statements, etc.), are true, valid, accurate and complete, without any concealment or omission.

WIPO (Shanghai) New Energy Technology Co. Ltd. warrants that it has completed any filing, registration or other procedures required for this Contract to be effective and legally performable.

Since the issuance of the most recent audited financial statements, there has been no material adverse change in the operating condition or financial condition of WIPO (Shanghai) New Energy Technology Co. Ltd.

In its business operations, WIPO (Shanghai) New Energy Technology Co. Ltd. strictly complies with laws, strictly conducts its business within the scope stated in its business licence or as legally approved, timely completes annual inspection/filing procedures, operates legally and in compliance, has the capability of continuous operation, and has lawful sources of repayment.

IPO (Shanghai) New Energy Technology Co. Ltd. does not waive any due receivables, nor dispose of its existing major assets gratuitously or in any other inappropriate manner.

WIPO (Shanghai) New Energy Technology Co. Ltd. has disclosed to the Lender the facts and circumstances that it knows or should know and that are important for the Lender’s decision on whether to grant the Loan hereunder (including but not limited to operating condition, financial condition, external guarantees, etc.).

WIPO (Shanghai) New Energy Technology Co. Ltd. warrants that it has good credit standing and no material adverse records.

WIPO (Shanghai) New Energy Technology Co. Ltd. warrants that there are no other circumstances or events that have caused or may cause a material adverse impact on its capability to perform its obligations.

Article 8 Agreed Matters (continued)

The Borrower shall repay the principal and interest under this Contract in accordance with the time, amount, currency and interest rate specified in this Contract, the application letter, and the Loan (Lending) Voucher.

The Borrower warrants that, once any event occurs or is about to occur that is sufficient to have a material adverse impact on the Guarantor’s financial condition or its ability to perform its guarantee obligations, the Borrower will timely provide new security acceptable to and recognized by the Lender.

The Borrower undertakes that, before notifying the Lender and obtaining the Lender’s written consent, the Borrower will not take any of the following actions:

(1) Transfer (including by sale, gift, debt settlement, exchange, etc.), mortgage, pledge, or otherwise dispose of all or a substantial part of its major assets;

(2) Contracting, joint operation, changes in actual controller or major shareholder, shareholding reform, merger (including consolidation), joint venture (cooperation), division, equity transfer, establishment of subsidiaries, property rights transfer, capital reduction, reorganization, suspension of business, closure, cessation of business, clean-up and rectification, dissolution, bankruptcy petition, restructuring, and any major matters such as external investment that may affect its debt servicing ability, substantive increase in debt financing, or similar legal procedures, and other actions that may affect the Borrower’s debt servicing ability;

(3) Provide external guarantees that may have a material adverse impact on its financial condition, debt servicing ability, or its ability to perform obligations under this Contract;

(4) Prepay other long-term debts that may have a material adverse impact on the Borrower’s ability to perform obligations under this Contract;

(5) Sign any contract/agreement or assume any obligation that has a material adverse impact on the Borrower’s ability to perform its obligations under this Contract.

The Borrower undertakes that, upon the occurrence of any of the following events, the Borrower shall immediately notify the Lender on the date of occurrence, and shall deliver the original written notice to the Lender (affixed with the company seal) within five (5) banking business days from the occurrence date:

(1) Any relevant event occurs such that any representations and warranties made by the Borrower in this Contract become untrue, inaccurate or invalid;

(2) The Borrower or its controlling shareholder, actual controller or any affiliate is involved in litigation or arbitration, or its assets are seized, sealed up, frozen, subject to compulsory enforcement, retained, or subject to other measures of the same effect; or its legal representative/person in charge is involved in litigation/arbitration or other compulsory measures;

(3) Any change occurs in the Borrower’s legal representative or its authorized agent, person in charge, principal financial officer, correspondence address, enterprise name, office premises, etc.;

(4) The Borrower is applied for rectification/reorganization, bankruptcy, or is revoked by the competent authority;

(5) Other major adverse matters that may affect the Borrower’s debt servicing ability occur.

The Borrower warrants that it will not, in breach of the normal repayment order, give priority to repaying other borrowings, and it will not now or in the future sign any contract or agreement that would cause the loan under this Contract to be in a subordinated position.

The Borrower shall, to the extent possible, repay and pay principal and interest under this Contract in funds of the same currency. If the Borrower repays the debt in a different currency, the Borrower shall itself, or authorize the Lender to, exchange such different-currency funds into the currency of the loan under this Contract in the manner set out in the “Deduction Agreement” of this Contract, for repayment of the outstanding principal and interest; the resulting expenses shall be borne by the Borrower.

Where the Guarantor repays the Borrower’s debt in a different currency, the “Deduction Agreement” in the guarantee contract shall apply, and the resulting expenses shall be borne by the Borrower.

If, under certain circumstances or upon certain changes, the security under this Contract is affected, the Borrower shall, as required by the Lender, timely provide other security recognized by the Lender. Such circumstances/changes include but are not limited to: the Guarantor’s suspension of production, cessation of business, dissolution, suspension for rectification, revocation or cancellation of business license, application for or being applied for restructuring/bankruptcy, material changes in operating or financial condition, involvement in major litigation/arbitration cases, involvement of legal representative/directors/supervisors/major management personnel in cases, decrease or potential decrease in the value of collateral, or being subject to preservation measures such as seizure/seal-up, default under the guarantee contract, or requesting termination of the guarantee contract, etc.

The Lender has the right to conduct on-site or off-site due diligence investigations on the Borrower, and to carry out post-loan supervision and inspections regarding the Borrower’s operating condition, financial condition, external guarantees, use of loan funds, repayment, etc. The Borrower has the obligation to actively cooperate with the Lender in loan payment management, post-loan management, and related supervision and inspection.

The Lender has the right to accelerate recovery of the loan funds under this Contract based on the Borrower’s funds collection situation, and the Borrower undertakes to cooperate unconditionally.

Special agreed matters for group customers (applicable to group customers)

If the Borrower under this Contract is a group customer, the Borrower undertakes as follows:

(1) The Borrower shall timely report related-party transactions of the actual credit recipient exceeding 10% of net assets, including: (i) related relationship of the parties; (ii) transaction items and nature; (iii) transaction amount or corresponding proportion; (iv) pricing policies (including transactions with no amount or only a nominal amount).

(2) If the actual credit recipient has any of the following circumstances, it shall be deemed a default under this Contract, and the Lender has the right to unilaterally decide to cancel unused credit, recover part or all used credit, or require the customer to provide margin up to 100%: i) providing false materials or concealing material operating/financial facts; ii) changing the original purpose without the Lender’s consent, misappropriating credit or using bank credit for illegal/non-compliant transactions; iii) using false contracts with related parties and discounting/pledging receivables bills/accounts receivable without actual trade background to obtain bank funds/credit; iv) refusing to accept the Lender’s supervision and inspection of the use of credit funds and relevant business/financial activities; v) major merger/acquisition/restructuring occurs and the Lender believes it may affect credit security; vi) intentionally evading bank creditor’s rights through related-party transactions.

● Special representations, undertakings and agreements for “Green Credit” (applicable to borrowers such as nuclear power stations, large hydropower stations, water conservancy projects, resource extraction projects, etc. whose construction/production/operation may significantly change the environment and whose adverse environmental and social consequences are not easy to eliminate, as well as to borrowers such as petroleum processing, coking and nuclear fuel processing, chemical raw materials and chemical products manufacturing, etc. whose adverse environmental and social consequences are relatively easier to mitigate):

(1) The Borrower undertakes to submit to the Lender an environmental, social and governance (ESG) risk report, and declares and warrants to strengthen ESG risk management, including: i) internal management documents related to ESG risks comply with laws and regulations and are effectively implemented; ii) no major litigation cases related to ESG risks exist;

(2) The Borrower undertakes to accept the Lender’s supervision and strengthen ESG risk management, including: i) all behaviors and performance related to ESG risks are compliant; ii) establishing and improving internal ESG risk management systems, with detailed responsibilities, obligations and penalty measures for relevant personnel; iii) establishing ESG risk emergency response mechanisms and measures; iv) setting up a dedicated department and/or designating dedicated personnel responsible for ESG risk matters; v) cooperating with the Lender or a third party recognized by the Lender in assessing and inspecting the Borrower’s ESG risks; vi) in response to strong public or other stakeholder doubts about the Borrower’s ESG risk control performance, making appropriate responses or taking other necessary actions; vii) urging key related parties of the Borrower to strengthen management to prevent ESG risks of related parties from being transmitted to the Borrower; viii) other matters the Lender deems related to ESG risk control;

(3) The Borrower undertakes to timely and fully report to the Lender upon occurrence of: i) permits/approvals/verifications related to ESG risks during commencement, construction, operation, and shutdown; ii) assessments/inspections by ESG regulators or institutions recognized by them; iii) supporting construction and operation of environmental facilities; iv) pollutant discharge and compliance; v) employees’ safety and health; vi) major complaints/protests by adjacent communities; vii) major environmental/social claims; viii) other major situations the Borrower believes relate to ESG risks;

(4) If the Borrower and/or the actual credit recipient has any of the following circumstances, it shall be deemed an event of default under this Contract: i) the Borrower’s statements, warranties and undertakings regarding ESG risk management are not duly performed; ii) the Borrower is punished by government departments due to poor ESG risk management; iii) the Borrower is strongly questioned by the public and/or media due to poor ESG risk management; iv) other ESG-risk-management-related default events agreed between the Lender and the Borrower, including cross-default events.

If the Borrower has any of the above default events, the Lender has the right to unilaterally decide: i) to revoke credit commitments already made; ii) to stop loan disbursement until the Borrower takes remedial measures satisfactory to the Lender; iii) to accelerate recovery of loans already disbursed; iv) to exercise mortgage/pledge rights early and take other penalty measures when the loan cannot be repaid; v) other penalty measures agreed by the Lender and the Borrower.

The Borrower undertakes not to illegally add implicit local government debt; otherwise, the Lender has the right to immediately suspend/terminate the Borrower’s drawdowns, and has the right to declare part or all of the disbursed loan due and payable in advance. Meanwhile, the Lender has the right to report relevant circumstances to regulatory authorities.

Anti-money-laundering agreement: The Borrower confirms and agrees that the Lender has the right to conduct money-laundering risk assessment on the transactions involved under this Contract in accordance with applicable AML laws and regulations and internal management requirements. If the Borrower violates the Lender’s AML management rules, or the Lender has reasonable grounds to suspect that the Borrower and/or transactions under this Contract are suspected of participation in activities such as money laundering, sanctions, terrorist financing, proliferation financing of weapons of mass destruction, export control, tax evasion and other illegal/non-compliant activities as identified by the United Nations Security Council, FATF, China, the United States, the European Union, the United Kingdom, Singapore and other international organizations or countries, the Lender has the right to adopt necessary control measures in accordance with PBOC AML regulatory requirements and internal rules. At the same time, the Lender has the right, without notice to the Borrower, to directly restrict or suspend all or part of the business under this Contract, to declare the loan due and payable in advance, to terminate this Contract, and shall bear no liability, and has the right to require the Borrower to bear all losses caused to the Lender thereby.

The Borrower agrees and irrevocably authorizes: In accordance with the Regulations on the Administration of Credit Reporting Industry and other credit-reporting-related laws and regulations, regulatory requirements, and the collection requirements of the national basic financial credit information database, the Lender has the right to provide to the national basic financial credit information database information on all contracts/agreements/undertakings signed between the Borrower and the Lender, including performance information related thereto, as well as the Borrower’s basic corporate information and other information provided by the Borrower, for qualified institutions to query and use; meanwhile, the Lender also has the right to query and use the Borrower’s credit information recorded in such database. This authorization covers all links where the Lender needs to carry out necessary business management for the business under this Contract before and after signing, and remains effective until this Contract is actually terminated.

The Borrower confirms that it has fully understood and is aware of the Lender’s position against employees seeking any form of benefit by taking advantage of their positions, and undertakes to follow principles of integrity and fairness to avoid such situations, and not to privately provide any form of improper benefits to the Lender’s employees, including kickbacks, gifts, securities, valuables, rewards, reimbursement of private expenses, private travel, high-consumption entertainment, etc.

Article 9 Deduction Agreement

The Borrower agrees that, when any obligation related to the loan under this Contract becomes due and payable, the Lender has the right to directly deduct funds from the funds collection account opened by the Borrower with Shanghai Pudong Development Bank Co., Ltd. to settle the due and payable debts. If funds in the funds collection account are insufficient, the Lender has the right to deduct funds from any other account opened by the Borrower with any branch of Shanghai Pudong Development Bank Co., Ltd.

The Lender has the right to apply the deducted funds, at its option, to settle loan principal, interest or other fees, etc. If multiple debts are due and unpaid, the Lender shall decide the order of settlement.

If the deducted funds are in a currency inconsistent with the currency to be settled, the following shall apply:

(1) If the loan currency is RMB, the deducted amount shall be converted into RMB at the Lender’s applicable buying rate for the deducted currency against RMB announced at the time of deduction, and then used to repay principal and interest.

(2) If the loan currency is non-RMB and the deducted currency is RMB, the RMB shall be converted into the loan currency by purchasing foreign exchange at the Lender’s applicable selling rate of the loan currency against RMB announced at the time of deduction, and then used to repay principal and interest.

(3) If both the loan currency and the deducted currency are non-RMB and are different, the deducted currency shall first be converted into RMB at the Lender’s applicable buying rate of the deducted currency against RMB announced at the time of deduction, and then converted into the loan currency by purchasing foreign exchange at the Lender’s applicable selling rate of the loan currency against RMB announced on that day, and then used to repay principal and interest.

Article 10 Evidence of Creditor’s Rights

The Borrower shall, in accordance with its business operating practices, maintain accounting books relevant to the business activities involved under this Contract to evidence the Lender’s loan amount. The Borrower acknowledges that the valid evidence of the loan creditor’s rights under this Contract shall be subject to the accounting vouchers or other valid evidentiary materials issued and recorded by the Lender in accordance with its business rules.

Article 11 Agreed Service Addresses

The Lender confirms that the address set out on the first page of this Contract is its valid service address. Any notice delivered in person or by mail by the Borrower to the Lender under this Contract shall be sent to the address stated on the first page of this Contract, until the Lender announces a change of such address. The Borrower agrees that all notices sent by it to the Lender shall be deemed served only upon actual receipt by the Lender.

The Borrower confirms that the address and the service information such as fax number and email address stated on the first page of this Contract are its valid mailing or electronic service addresses. For all types of non-litigation notices and other documents under this Contract, and for any litigation arising from this Contract (including any procedures such as first instance, second instance and retrial, and enforcement procedures), letters, summonses, notices, adjudicative documents and other legal instruments sent to the Borrower shall be deemed served once mailed or sent by fax/email and other electronic methods to the mailing or electronic service addresses stated on the first page of this Contract. The specific service date shall be subject to the provisions on service dates under the Civil Procedure Law. Any change of the above mailing/electronic service addresses shall have no legal effect unless prior notice is given to the Lender; the service addresses confirmed in this Contract shall still be deemed valid.

Article 12 Events of Default and Default Remedies

1. Events of Default

Any of the following constitutes the Borrower’s default to the Lender:

(1) Any representation or warranty made by the Borrower in this Contract, or any notice, authorization, approval, consent, certificate and other document made pursuant to this Contract or related to this Contract, is incorrect or misleading when made, or is proved to be incorrect or misleading, or is proved to have become invalid, revoked, or without legal effect;

(2) The Borrower fails to perform and comply with the obligations and undertakings agreed in this Contract;

(3) The Borrower has major cross-default events, including but not limited to: the Borrower breaches any other loan contract/agreement it has signed; or the Borrower fails to pay debts due under any other loan contract/agreement it has signed;

(4) The Borrower’s investor(s) abscond funds, transfer assets, or maliciously transfer equity interests;

(5) The Guarantor has ceased or will cease to have the ability to provide corresponding guarantee for the loan, or disposes of collateral without authorization or provides repeated guarantees, etc., in breach of security documents it has signed;

(6) The Borrower suspends business, suspends production, ceases business, suspends for rectification, undergoes restructuring, liquidation, is taken over or entrusted, is dissolved, has its business license revoked or cancelled, or becomes bankrupt;

(7) The Borrower or the Guarantor’s credit status deteriorates, operations encounter severe difficulties, or any event or circumstance occurs that adversely affects its normal operations, financial condition, or debt servicing ability;

(8) The Borrower or its controlling shareholder, actual controller or any affiliate is involved in major litigation or arbitration, or major assets are seized, sealed up, frozen, compulsorily enforced, or subject to other measures of the same effect; or litigation/arbitration or other compulsory measures involving the Borrower’s legal representative/person in charge/directors/supervisors/senior management cause an adverse impact on the Borrower’s debt servicing ability;

(9) Failure to repay principal and interest on time or failure to use the loan for the agreed purpose;

(10) Failure to make payments of loan funds in the agreed manner;

(11) The documents/materials/information submitted in the loan application to the Lender are invalid, untrue, false, or erroneous;

(12) Failure to meet or exceeding the relevant financial indicator constraints agreed in this Contract;

(13) On any principal and interest repayment date under this Contract and within three (3) days prior thereto, the funds balance in the funds collection account is lower than the amount of principal and interest due for the current period;

(14) Abnormal fund flows occur in the general settlement account / funds collection account;

(15) The Borrower is suspected of participating in illegal/non-compliant activities such as money laundering, sanctions, terrorist financing, proliferation financing of weapons of mass destruction, export control, and tax evasion;

(16) The Borrower illegally adds implicit local government debt;

(17) The Borrower has other conduct in violation of this Contract that hinders the normal performance of this Contract, or violates regulatory policies or the Lender’s relevant management rules, or otherwise harms the Lender’s legitimate interests;

(18) Other circumstances in violation of this Contract.

2. Default Remedies

(1) When one or more of the default circumstances listed above occurs, the Lender may, as appropriate, take one or more of the following measures:

Require the Borrower to correct or rectify within a specified time limit;

Reduce the credit line, reduce the loan amount, cancel the unused loan of the Borrower, and stop or suspend disbursement and payment of the loan not yet used by the Borrower;

Declare that all or part of the principal under this Contract is immediately due and payable in advance, and require immediate repayment of part or all of the loan, settle all outstanding interest, and immediately pursue recourse against the Borrower or the Guarantor by various means;

Charge penalty interest on overdue loans and on loans occupied/misappropriated, and charge compound interest;

Adjust the loan interest rate;

Deduct funds from any account opened by the Borrower with any branch of Shanghai Pudong Development Bank Co., Ltd.;

Require the Borrower to supplement conditions for loan disbursement and payment, or change the loan payment method;

Require the Borrower to separately provide other security recognized by the Lender;

Take other necessary measures as provided by law and pursue the Borrower’s corresponding legal liabilities.

(2) In addition to the above measures, the Lender may also require the Borrower to bear liability for breach and pay liquidated damages (calculation method as set out in Part I of this Contract). If the liquidated damages are insufficient to cover the Lender’s losses, the Borrower shall compensate the Lender for all losses suffered thereby.

(3) If the Borrower fails to repay principal in full on time or pay interest, the Borrower shall also bear all expenses paid by the Lender for realizing creditor’s rights and security rights, including but not limited to collection expenses, litigation costs, attorney fees, travel expenses, and various other payable expenses.

Article 13 Effectiveness, Amendment and Termination

This Contract shall become effective after being signed (or stamped) by the Borrower’s legal representative or authorized agent and affixed with the company seal, and signed (or stamped) by the Lender’s legal representative (person in charge) or authorized agent and affixed with the company seal (or contract seal). It shall terminate after all creditor’s rights under this Contract have been fully repaid and settled.

After this Contract becomes effective, neither party may unilaterally amend or terminate this Contract in advance. Any amendment or termination shall be agreed by both parties through consultation and documented in a written agreement.

Article 14 Other Provisions

Definitions

(1) “All creditor’s rights” under this Contract refer to loan principal, interest, liquidated damages, and various expenses incurred for realizing creditor’s rights.

(2) “Interest” under this Contract includes interest, penalty interest and compound interest.

(3) “Banking business day” under this Contract refers to the normal business day for the Lender’s corporate banking business at its place of business, excluding Saturdays and Sundays (except where business is open due to holiday adjustments) and other statutory holidays.

Applicable law

This Contract shall be governed by and interpreted in accordance with the laws of the People’s Republic of China (for the purposes of this Contract, excluding the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan region).

● Dispute resolution

All disputes relating to this Contract shall be resolved through friendly consultation. If consultation fails, litigation shall be brought before the people’s court at the place of domicile of the Lender. During the dispute period, the parties shall continue to perform clauses not in dispute.

● Personal information protection

Both parties warrant that any internal personnel information such as that of legal representatives and authorized agents provided by one party to the other for the purpose of signing and performing this Contract has been authorized and consented by such personnel. Both parties shall process relevant personal information only for the purpose of signing and performing this Contract, and shall perform corresponding obligations in accordance with the Personal Information Protection Law.

Miscellaneous

(1) Matters not covered herein that require supplementation may be agreed and recorded in Part I of this Contract, or may be set out in a separate written agreement as an appendix. The appendices to this Contract (see Part I) are an inseparable part of this Contract and have the same legal effect as the main text.

(2) During the term of this Contract, any tolerance or forbearance by the Lender towards any default or other conduct of the Borrower, or any delay in taking action, shall not prejudice, affect or limit any rights or interests that the Lender is entitled to as a creditor under law or this Contract, nor shall it be deemed as the Lender’s acknowledgment of the Borrower’s breach, nor shall it be deemed as the Lender’s waiver of the right to take action for existing or future defaults.

(3) The invalidity of any clause of this Contract shall not affect the validity of other clauses. If this Contract is invalid for any reason, the Borrower shall still bear the responsibility to repay all debts owed to the Lender under this Contract. In such case, the Lender has the right to immediately terminate performance of this Contract and immediately seek recovery from the Borrower of all debts owed under this Contract.

(4) The Lender may transfer all or part of its rights and/or obligations under this Contract; in such case, the transferee shall have and/or assume the same rights and/or obligations towards the Borrower as if it were a party to this Contract. After receiving notice of assignment of creditor’s rights from the Lender, the Borrower shall assume liability to the transferee in accordance with this Contract.

(5) Unless otherwise expressly stated herein, terms and expressions used in the appendices have the same meanings as in this Contract.

(6) Headings under this Contract are for reference only and shall not be used as the basis for the content thereunder.

(End of main text below this page.)

Signature Page (No main text)

This Contract is signed by the following Borrower and Lender on 2026 / 1 / 16. The Borrower confirms that, at the time of signing, both parties have provided detailed explanations and discussions of all clauses; both parties have no doubt as to all clauses of the Contract, and have an accurate and error-free understanding of the legal meanings of the clauses concerning the parties’ rights and obligations and the limitation or exemption of liabilities.

Supplementary Contract (Applicable to “Interest Rate Adjustment Floor”)

Bank (Lender/Financing Bank): Shanghai Pudong Development Bank Co., Ltd., Chongming Sub-branch
Main business address: No. 1, Lane 1588, Cuizhu Road, Chongming District, Shanghai
Tel: 13795222795
Contact person: Cai Yi

Customer (Borrower): WIPO (Shanghai) New Energy Technology Co., Ltd.
Main business address: Building E, Hongqiao World Center, Lane 1588, Zhuguang Road, Qingpu District, Shanghai
Contact person: Xie Rui
Tel: **************

Whereas:

All parties signed on 2026 / 1 / 16 the “Working Capital Loan Contract” numbered [97497026280003] (the “Original Contract”). Now, upon consultation, all parties enter into this supplementary/amendment contract (the “Contract”) regarding the Original Contract as follows.

Article 1 Amendment or Supplement

● Regarding the loan interest rate, the parties agree to add the following:

“The Customer acknowledges and agrees: during the validity period of the Contract, if laws, regulations and related provisions concerning interest rates are adjusted, or self-regulatory pricing conventions, LPR (Loan Prime Rate) and the like are adjusted, causing the interest rate level agreed in the Contract (including fixed and floating rate cases) to be lower than the lower limit of the latest permitted range under interest rate policies or self-regulatory conventions (the ‘Latest Permitted Range Floor’), then the loan interest rate under this Contract (including the interest rate at the time of drawdown for newly utilized loans and the adjusted rate after drawdown following LPR adjustments) shall be implemented at a rate not lower than the Latest Permitted Range Floor (the ‘Implemented Rate’). The specific Implemented Rate and its effective time shall be subject to the Bank’s notice (the Bank’s notice methods include but are not limited to SMS, email, etc.).

If the Customer does not agree to the above interest rate adjustment, the Customer has the right to terminate this Contract early, and shall notify the Bank in writing within ten (10) working days after receiving the Bank’s notice. Arrangements after early termination shall be implemented in accordance with laws and regulations and relevant agreements herein. If the Customer applies to prepay all or part of the loan, the Customer shall submit a written application to the Bank within ten (10) working days after receiving the Bank’s notice, and may prepay upon the Bank’s consent. Other arrangements regarding early repayment shall be implemented in accordance with the relevant provisions herein. If the Customer chooses to continue performing this Contract, or fails to notify the Bank of early termination within the time limit, or fails to apply to the Bank for early repayment, the Customer shall be deemed to have agreed to the above interest rate adjustment.”

Article 2 Other Matters

If the supplementary/amendment clauses hereunder involve security, the parties shall promptly complete relevant security registration and other procedures (if required).

After this Contract becomes effective, neither party may unilaterally amend or terminate it in advance. Any amendment or termination shall be agreed by both parties through consultation and documented in writing.

Unless otherwise stated herein, terms and expressions used herein have the same meanings as in the Original Contract.

This Contract is an inseparable part of the Original Contract. Where inconsistent, this Contract shall prevail. Matters not covered herein and the governing law and dispute resolution shall remain subject to the Original Contract.

Appendices hereto (if any) form an inseparable part of this Contract and have the same legal effect as the main text. Appendices (if any): /.

Execution of the Contract

(For offline execution) This Contract becomes effective upon being signed (or stamped) by the Customer’s legal representative (or authorized agent) and affixed with the company seal, and being signed (or stamped) by the Bank’s legal representative/person in charge (or authorized agent) and affixed with the company seal (or contract seal).

(For online execution) Where the Customer signs online through SPDB corporate online banking/corporate mobile banking or other designated electronic channels, the Customer confirms that it has read and understood all contents and has no doubts, and has an accurate and error-free understanding of clauses concerning rights/obligations and limitation/exemption of liabilities; the Customer signs voluntarily in good faith and undertakes to perform obligations on time. This Contract becomes effective once the Customer clicks to confirm reading, agrees to accept and submits in the Bank’s designated electronic channels, and is legally binding and irrevocable without the Bank’s consent.

(End of text below.)

Signature Page (Supplementary Contract)

This Contract is signed by the parties on 2026 / 1 / 16 (as shown in the PDF). The parties confirm they have discussed all clauses in detail and have no doubts, and have an accurate understanding of the legal meanings of the clauses regarding rights/obligations and limitation/exemption of liabilities.

(Seals/signatures as shown in the PDF.)